FUQI International Announces
Preliminary 2008 Fourth Quarter Financial Results
- Company Expects to Report Q4 & FY08 Financial Results at End of March 2009 -

SHENZHEN, China, March 16, 2009-- FUQI International, Inc. (Nasdaq: FUQI - News) today announced preliminary financial results for the fourth quarter ended December 31, 2008. The Company will host a conference call to discuss its fourth quarter and full year 2008 financial results in the last week of March 2009. Once the earnings date is finalized, the Company will issue a press release to announce the date and details of the conference call.

The following financial information is preliminary and is subject to adjustments in connection with the preparation and filing of the Company's audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2008.

Fourth-Quarter 2008 Preliminary Results

For the fourth quarter of 2008, the Company expects its revenue to be in the range of approximately $127.5-$129.5 million, compared to $55.1 million in the fourth quarter of 2007, which is an increase of more than 131% compared to the prior year period. The increase is primarily due to increases in sales volumes and selling prices in the Company's wholesale business as well as from slightly higher than expected results from the Company's retail operations. Wholesale revenue is expected to contribute approximately $122.5-$123.5 million to overall revenues, representing year-over-year growth of approximately 125-127% and retail revenue is expected to contribute approximately $5.0-$6.0 million to overall revenue for the quarter, which is a 7.3 times to 9.5 times increase compared to the same period in the prior year.

Gross profit margin for the fourth quarter of 2008 is expected to increase to 11.4-11.8% compared to 10.6% in the same period in the prior year. The improvement in gross margin was a result of a slight increase in the Company's design and processing fees stemming from sales price increases of its precious metal jewelry, the expansion of the Company's retail operations through the acquisition of Temix and opening of ''Fuqi'' brand's retail counters, and the reductions of promotional discounts in fourth quarter of 2008 as compared to the prior year period.

Operating expenses in the fourth quarter are expected to increase to $6.2-$6.7 million compared to $1.7 million in the prior year period. This increase was a result of additional costs required to support expanded wholesale and retail operations, a growing revenue base, increased payroll expense, depreciation, business taxes, professional fees and expenses incurred as a result of being a publicly traded company. Operating income for the fourth quarter is expected to increase to $8.2-$9.2 million from $4.1 million in the fourth quarter of 2007.

Net Income for the fourth quarter of 2008 is expected to be in the range of approximately $6.6-$6.9 million, or $0.30-$0.32 per diluted share, compared to $7.4 million, or $0.39 per diluted share in the same period of the prior year. Please note that in the fourth quarter of 2007, the Company benefited from a one-time gain of $4.2 million from a reversal of a tax exemption by the tax authority in China while there was no such benefit in 2008.

Mr. Yu Kwai Chong, Chairman of FUQI International commented, ''2008 was a remarkable year for FUQI and we are pleased to report strong operational and financial results in the fourth quarter. Despite weakening patterns of consumer economic activity during 2008, we still experienced strong gross margin growth and are pleased with our continued progress both within our wholesale and retail operating units. We look forward to providing a more detailed outlook on our business when we report our comprehensive fourth quarter and full year 2008 financial results later this month.''

As indicated above, the information in this press release is preliminary in nature, is subject to the finalization of the Company's year-end closing, finalization, and audit processes, and has not been audited by the Company's independent registered public accounting firm. Accordingly, such information does not necessarily reflect financial results of the Company's operations that may be reported after completion of the audit and such preliminary results are subject to change and should not be regarded as a definitive report on results of operations of the Company for the 2008 fourth quarter or year end periods.

As provided in the Company's Form 12b-25 extension request filed today with the Securities and Exchange Commission (''SEC''), the Company expects to file its audited consolidated financial statements in its 2008 Annual Report on Form 10-K during the last week of March 2009. Additional information regarding the Company's extension request can be found in the Form 12b-25, which may be viewed on the SEC's website at: http://tinyurl.com/fuqi10k

About FUQI International

Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.

Safe Harbor Statement

The statements set forth above include forward-looking statements that may involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, completion and audit of the Company's financial statements for the fourth quarter and year end 2008; the Company's ability to remediate the significant deficiencies and material weakness(es) in its internal controls; risks related to our acquisition of Temix in August 2008; adverse capital and credit market conditions; the vulnerability of the Company's business to a general economic downturn in China; fluctuation and unpredictability of costs related the gold, platinum and precious metals and other commodities used to make the Company's products; changes in the laws of the PRC that affect the Company's operations; the Company's recent entry into the retail jewelry market; competition from competitors; the Company's ability to obtain all necessary government certifications and/or licenses to conduct its business; development of a public trading market for the Company's securities; the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations; and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The forward-looking statements are also identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's reports and other filings with the Securities and Exchange Commission.

    For more information, please contact:

     Mr. Frederick Wong
     Chief Financial Officer
     Tel: +852-6199-0741 (Hong Kong)

     Ms. Charlene Hua
     EVP of Financial, Capital Market & Corporate Development
     Tel:      +852-9468-2497 (Hong Kong)
     IR Email: IR@FuqiIntl.com

     Bill Zima
     ICR Inc. (US)
     Tel: +1-203-682-8200